UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported):      April 27, 2023

SecureWorks Corp.
(Exact name of registrant as specified in its charter)

Delaware		001-37748	27-0463349
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

One Concourse Parkway NE
Suite 500
Atlanta,	Georgia		30328
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (404) 327-6339
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock,	SCWX	The Nasdaq Stock Market LLC
par value $0.01 per share		(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Chief Financial Officer
On April 27, 2023, SecureWorks Corp. (the “Company”) announced that its Board of Directors (the “Board”) has appointed Alpana Wegner as Chief Financial Officer of the Company, effective June 9, 2023. As reported on February 7, 2023, Paul M. Parrish, who is currently serving as Chief Financial Officer, will retire effective as of May 5, 2023.
Ms. Wegner, age 50, served as Executive Vice President, Chief Financial Officer of Benefitfocus, Inc., a cloud-based benefits administration technology company, from August 2020 to May 2023. Before serving in this role, Ms. Wegner was Vice President, Corporate Controller of Benefitfocus from December 2017 to August 2020 and was General Manager of the Carrier Business Unit from April 2017 until December 2017. Ms. Wegner’s previous experience includes multiple senior financial and operational roles, including service at Blackbaud, Inc., a cloud software company, as Vice President, Sales Operations from April 2016 to January 2017 and as Vice President, CFO of the Enterprise Customer Business Unit from June 2013 to April 2016. Ms. Wegner is a Certified Public Accountant.
In connection with her appointment as Chief Financial Officer, in which position she will serve as the Company’s principal financial officer, Ms. Wegner entered into an offer letter with the Company pursuant to which she will receive a base annual salary of $450,000 and a target cash bonus opportunity under the Company’s Amended and Restated Incentive Bonus Plan for the fiscal year ending February 2, 2024 equal to 60% of her base salary, subject to the satisfaction of performance conditions established by the Compensation Committee of the Board of Directors (the “Compensation Committee”).
In addition, subject to approval by the Compensation Committee, Ms. Wegner will receive an award of time-based restricted stock units that will settle in the Company’s Class A common stock under the terms of the Company’s 2016 Long-Term Incentive Plan (the “2016 Plan”) with an aggregate grant date value equal to $4,000,000. The restricted stock units will vest in three equal annual installments beginning on the one-year anniversary of the date of approval by the Compensation Committee. The award of time-based restricted stock units is conditional on approval of an increase in shares available under the 2016 Plan at the Company’s next annual meeting of stockholders and subject to recoupment for conduct detrimental to the Company.
In connection with her appointment as Chief Financial Officer, Ms. Wegner will enter into an Executive Employee and Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement with the Company pursuant to which she will be eligible for severance pay equal to up to 12 months’ base salary if her employment is terminated by the Company without “cause” or she resigns for “good reason” (each as defined in the agreement). The agreement will obligate Ms. Wegner to comply with specified non-competition, non-solicitation and related obligations for a period of 12 months following any termination of her employment.
Ms. Wegner will be eligible to participate in benefit plans and programs generally available to other similarly-situated employees of the Company.
Appointment of Interim Chief Financial Officer
On April 27, 2023, the Company announced that the Board has appointed Christian Grant, the Company’s Vice President, Chief Accounting Officer, to serve as the Company’s interim Chief Financial Officer and principal financial officer, commencing as of Mr. Parrish’s resignation as Chief Financial Officer on May 5, 2023 and continuing until the effective time of Ms. Wegner’s appointment as Chief Financial Officer on June 9, 2023.
Mr. Grant, age 47, was appointed Vice President, Chief Accounting Officer on April 17, 2020. Before serving in this role, Mr. Grant served as a Senior Director for the Company from March 2019 and as the Company’s Corporate Controller from July 2015. Before joining the Company, Mr. Grant served as Corporate Controller of The Home Service Store, Inc., a coordinator of home improvement projects on behalf of home improvement retailers and other companies, from August 2014 to July 2015. Previously, Mr. Grant held multiple senior financial and accounting roles at Cbeyond, Inc., a company that provided communication and technology services to small and mid-sized businesses, from 2004 through 2014, culminating as Assistant Controller. Mr. Grant is a Certified Public Accountant. Mr. Grant will not receive a compensation adjustment in connection with his appointment as the Company’s interim Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 27, 2023	SecureWorks Corp.

		By:	/s/ Paul M. Parrish
Paul M. Parrish
Chief Financial Officer
(Duly Authorized Officer)

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